                                                                      EXHIBIT 5

                         [Opinion of Palmer & Dodge LLP]

                                  May 23, 1996


Genzyme Transgenics Corporation
One Mountain Road
Framingham, Massachusetts 01701


            We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Genzyme Transgenics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 725,000 shares of the Company's Common Stock, $.01 par value, (the "Shares") offered pursuant to the provisions of the Company's 1993 Equity Incentive Plan (the "Plan").

            We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

            Based upon the foregoing, we are of the opinion that, when issued in accordance with the terms of the Plan and the options or other rights granted thereunder, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as a part of the Registration Statement.





                                    Very truly yours,




                                    /s/ Palmer & Dodge LLP
                                    ----------------------
                                    Palmer & Dodge LLP












                                    - 8 -